Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410
FOR IMMEDIATE RELEASE
February 4, 2009

FOR ADDITIONAL INFORMATION
Media	Investors
Tom Cuddy	Randy Hulen
Director, Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
tcuddy@nisource.com	rghulen@nisource.com
NiSource reports 2008 earnings
News Highlights:
•	Solid results in line with plan

•	Strategies in place to address liquidity needs

•	Bank term loan announced

•	2009 earnings outlook updated
MERRILLVILLE, Ind. — NiSource Inc. (NYSE: NI) today announced net operating earnings (non-GAAP) of $348.5 million, or $1.27 per share, for the 12 months ended Dec. 31, 2008, compared to net operating earnings of $363.5 million, or $1.33 per share for 2007. NiSource’s consolidated operating earnings (non-GAAP) for the 12 months ended 2008 were $917.5 million, compared to $979.7 million in 2007.
On a GAAP basis, NiSource reported income from continuing operations for the twelve months ended Dec. 31, 2008, of $369.8 million, or $1.35 per share, compared with $302.9 million, or $1.10 per share last year. Operating income was $917.7 million for 2008 versus $916.7 million in the year-ago period. Schedules 1 and 2 of this news release contain a reconciliation of net operating earnings and operating earnings to GAAP.
For the three months ended Dec. 31, 2008, net operating earnings were $126.0 million, or $0.46 per share, compared with $111.0 million, or $0.41 per share, for the fourth quarter of 2007. On a GAAP basis, income from continuing operations for the three months ended Dec. 31, 2008 was $127.0 million, or $0.46 per share, compared with $59.5 million, or $0.21 per share for the fourth quarter of 2007.
NiSource President and CEO Robert C. Skaggs Jr. noted that the company delivered 2008 earnings within the company’s guidance range of $1.25 to $1.35 per share while executing an aggressive array of initiatives designed to enhance long-term shareholder value.
“Across virtually every key dimension of our business, our teams made excellent progress in executing on our business strategy in 2008,” Skaggs said. “In what proved to be an extraordinary year for us and so many businesses, we were able to hit our key financial and business targets and continue building a foundation for sustainable investment-driven growth. These were outstanding achievements, especially in light of current difficult economic and financial conditions. Having said that, we fully appreciate the challenges that lie ahead and we are focused on managing them effectively.”

Skaggs also emphasized that NiSource’s management team and Board of Directors have taken steps to address the ongoing economic downturn and challenging conditions that have persisted in the financial markets.
“As described later in this release, the initiatives we are taking are designed to preserve the core elements of our business strategy while conserving cash resources and reducing the need to raise capital in the financial markets,” Skaggs said. “This balanced, measured approach, together with our proactive strategy for managing the company’s near-term financing requirements, will allow NiSource to maintain adequate liquidity while advancing our business and regulatory agenda.”
Skaggs also indicated that NiSource’s net operating earnings (non-GAAP) for 2009 are expected to fall within a range of $1.00 to $1.10 per share. As discussed below, major factors affecting the company’s outlook include increased pension and interest expenses, as well as the impact of the economic downturn.
In reporting NiSource’s 2008 results, Skaggs highlighted accomplishments across all aspects of the company’s balanced plan for achieving long-term, sustainable growth:
Executing on regulatory initiatives and infrastructure programs at NiSource’s utilities
During 2008, NiSource teams advanced an array of infrastructure enhancement programs and complementary regulatory and commercial initiatives.
•	At NiSource’s Gas Distribution business, Columbia Gas of Pennsylvania reached a unanimous $41.5 million rate case settlement with regulatory stakeholders. The rate increase, which became effective Oct. 28, 2008, is closely linked to the company’s $1.4 billion, 20-year “Pipeline to the Future” distribution system replacement program.

•	In early Dec. 2008, Columbia Gas of Ohio (COH) received Public Utilities Commission of Ohio (PUCO) approval of a landmark rate case settlement. The unanimous agreement provides for an additional $47.1 million in annual base revenues, establishes an enhanced rate structure and provides new demand side management and low income customer support programs. Notably, the settlement also contains a tracking mechanism that is closely synchronized with the company’s $2 billion long-term infrastructure enhancement and replacement program. The settlement also provides for COH’s recovery of costs associated with its three-year, $150 million riser replacement program.

•	Regulatory and commercial initiatives at other NiSource gas distribution companies included the Oct. 1, 2008 filing of a $3.7 million rate case at Columbia Gas of Maryland, preparations for rate case filings at Columbia Gas of Kentucky in the first quarter and Bay State Gas in the second quarter, as well as Columbia Gas of Virginia’s agreement to serve Dominion Virginia Power Co.’s planned 580-megawatt Bear Garden generating station in Buckingham County, Va.

•	Northern Indiana Public Service Company (NIPSCO) made a significant investment in its near-term electric generation needs with the acquisition of the $330 million, 535 megawatt Sugar Creek combined cycle generating facility in May 2008. Although initially contracted to the PJM regional system operator, NIPSCO was successful in crafting an arrangement to dispatch the Sugar Creek facility into the Midwest Independent Transmission System Operator (MISO) commencing Dec. 1, 2008, allowing the plant to begin directly serving NIPSCO’s 455,000 electric customers.

•	With Sugar Creek’s ability to dispatch into MISO, NIPSCO amended its previously announced two-step electric base rate filing — its first in 20 years — to incorporate a more streamlined implementation proposal. Under the current proposal, NIPSCO is seeking a single rate adjustment of approximately 9.8 percent, or about $85 million annually. Rate case hearings began on January 12, 2009. The proceeding is expected to be completed and new rates placed into effect in late 2009 or early 2010.

•	NIPSCO also signed agreements to add wind-generated power to its portfolio beginning in 2009, continued a multi-year reliability investment program at its coal-fired generation fleet and accelerated programs to improve its distribution system reliability and outage response.

•	Lastly, in December, NIPSCO filed a proposal with the Indiana Utility Regulatory Commission (IURC) to expand energy efficiency programs available to its electric customers. Among other approaches, these programs take the form of direct load control programs, energy efficiency rebates, and advanced metering.
“Successfully advancing this array of ground-breaking regulatory and infrastructure initiatives was a fundamental element of NiSource’s business strategy for 2008,” Skaggs said. “I am pleased to report that our teams executed against our aggressive plan quite effectively. Looking to 2009, we likewise are focused on a very active regulatory agenda, particularly with respect to the successful resolution of NIPSCO’s rate case, and we understand the need to continue to execute at a high level.”
Expanding and growing NiSource’s natural gas transmission and storage business
During 2008, NiSource’s Gas Transmission & Storage (NGT&S) business continued its strategy of developing a portfolio of growth projects and maximizing value from its existing asset base.
•	The company marked the close of 2008 with the successful launch in December of the 182-mile Millennium Pipeline, jointly owned by units of NiSource, National Grid, and DTE Energy. The Millennium pipeline immediately began playing a key role in meeting the energy needs of New York and the U.S. Northeast.

•	NGT&S increased overall system throughput and optimized revenues from existing assets, with increased transportation deliveries on Columbia Gas Transmission from the first full year of Hardy Storage field operations, as well as incremental demand revenues from new interconnects along the Columbia Gulf Transmission and Columbia Gas Transmission pipeline systems. NGT&S also renewed several key long-term contracts during 2008.

•	Construction continued on the Eastern Market Expansion, a project that will expand Columbia Gas Transmission’s facilities to provide additional storage and transportation services. The project is expected to add 97,000 Dth per day of storage and transportation deliverability and is fully subscribed on a 15-year firm basis. The project is targeted to be in service by spring 2009.

•	On Aug. 21, 2008, the Federal Energy Regulatory Commission (FERC) granted approval for the construction of the fully subscribed Appalachian Expansion project, which will add 100,000 Dth per day of transportation capacity to Columbia Gas Transmission in the fourth quarter of 2009.

•	Planning continued for Columbia Transmission’s Ohio Storage Project, which would expand the company’s Ohio storage fields by approximately 7 million Dth of capacity and 100,000 Dth per day of deliverability. The project, which is expected to be in-service in 2009, is pending regulatory approval by the FERC.

•	NGT&S continued building its inventory of near-term expansion projects, several of which leverage NiSource’s unparalleled pipeline and storage footprint in the Appalachian Basin’s Marcellus Shale development areas.
“The NGT&S team notched an impressive year, despite confronting a series of unprecedented challenges, including a late-2007 pipeline rupture in Louisiana and the February 2008 destruction of a mainline compressor station by a tornado,” Skaggs said. “The response of our team to these challenges was truly exceptional.”

Skaggs acknowledged that the pace of growth project development has been affected by the recent economic downturn. “While we are seeing some near-term softening in the development cycle, our NGT&S team remains active in the market and is well positioned to originate new projects as market conditions improve,” Skaggs said.
Strengthening NiSource’s financial foundation
As part of its efforts to strengthen its balance sheet and focus on its core regulated assets, NiSource took a number of steps in 2008 to divest certain non-strategic assets and to address remaining legacy issues. These included:
•	The completion of the sale of Northern Utilities and Granite State Gas Transmission to Unitil Corp. for approximately $200 million, including working capital;

•	The sale of the Whiting Clean Energy (WCE) facility to BP Alternative Energy North America (BPAE) for approximately $217 million, including working capital;

•	The disposition of certain non-strategic Columbia Gulf Transmission assets in the Gulf of Mexico area; and

•	The resolution of the Tawney class action litigation, which involved natural gas royalty claims asserted against Columbia Natural Resources, a former NiSource subsidiary for which NiSource retained primary financial responsibility. On Nov. 22, 2008 a West Virginia court approved a settlement of the case, with NiSource to pay an amount not to exceed $338.8 million.
Skaggs also pointed to important steps taken during 2008 to secure financing and strengthen NiSource’s liquidity position.
•	During the second quarter, NiSource successfully issued $700 million of senior unsecured debt at favorable rates.

•	In September 2008, the company supplemented its $1.5 billion revolving credit facility that extends to July 2011 with a new, six-month $500 million credit facility. That facility helped ensure ample liquidity to accommodate the company’s seasonal cash flow requirements and to provide near-term funding flexibility related to the Tawney settlement.

•	NiSource also successfully refinanced approximately $250 million in NIPSCO Pollution Control Bonds in August 2008, and renewed a $200 million accounts receivable facility in December 2008.
2009 agenda, earnings outlook shaped by global financial environment
Turning to 2009, Skaggs said NiSource will continue to advance its core business plan while proactively addressing issues created by the global financial and economic downturn.
“Since the financial crisis began, NiSource’s executive team and Board of Directors have been closely monitoring developments, assessing potential impacts on our businesses and developing plans to effectively manage through this period,” Skaggs said. A key area of focus relate to continued access to credit markets, on reasonable terms. We are concentrating on the impacts of the economic decline on the industrial and other markets we serve, and increases in pension expense and funding requirements. Although none of these issues are insurmountable or unique to NiSource, they certainly represent a set of challenges that we need to - and will - thoughtfully and proactively manage.”
Liquidity plan in place
As of Dec. 31, 2008, NiSource had two outstanding short-term credit facilities; a five-year, $1.5 billion revolving facility that extends to July 2011 and a six-month, $500 million facility that extends to March 2009. Approximately $750 million of aggregate credit capacity was available under the facilities as of the end of 2008.

Looking forward, Skaggs emphasized that maintaining adequate liquidity is the key near-term priority for NiSource and indicated that the company has developed a range of strategies to effectively address its liquidity needs. The combined effect of these initiatives has been to reduce the company’s total projected 2009 financing requirements from nearly $1 billion to approximately $500 million. These steps include:
•	Reducing planned capital spending for 2009 from in excess of $1 billion to $800 million;

•	Meaningful reductions in working capital requirements for 2009, expected to generate approximately $250 million in additional liquidity;

•	The repurchase of approximately $33 million of the $450 million of debt scheduled to mature in November 2009 (the company has also repurchased approximately $67 million of debt scheduled to mature in November 2010); and

•	Adoption of an expanded dividend reinvestment plan, which is expected to reduce cash requirements by $15 to $20 million annually.
The company’s resulting $500 million financing requirement for 2009 includes the refinancing of outstanding debt scheduled to mature in November 2009 and all payments associated with the Tawney settlement. NiSource plans to meet this requirement through a combination of measures. First, the company plans to issue unsecured corporate debt up to $500 million. Currently, NiSource is in advanced discussions with a syndicate of banks concerning a two-year term issuance maturing in April 2011. The initial closing of the facility will occur later this month, with a subsequent closing to take place in early April under an “accordion” feature to be included in the arrangement. To date, NiSource has received bank commitments totaling $265 million, with the ultimate level of the facility expected to be up to $350 million. In addition, NiSource is working toward issuing up to an aggregate of $350 million of secured and unsecured debt at a number of its utilities and at Columbia Gas Transmission.
“I am confident we will be successful in maintaining an adequate liquidity position for NiSource going forward,” Skaggs added. “With the aggressive steps we have already taken and a series of measures in process, we are well on our way to meeting this year’s financing requirements. At the same time, we are also actively focused on our 2010 financing requirements and will take advantage of market conditions to address those needs on an aggressive and opportunistic basis.”
Skaggs noted that the company has undertaken a number of additional initiatives to mitigate the effect of the current economic downturn, including reducing O&M expenses, limiting the hiring and replacement of employees, freezing base compensation for NiSource senior executives and postponing most exempt employee pay increases.
“Our portfolio of regulated assets and our balanced business plan are better suited than many to weather the current economic and financial market conditions,” Skaggs said. “Having said that, we are by no means immune to these conditions and we are taking meaningful steps to address their impact on our company.”
Earnings outlook for 2009
Skaggs noted that the most significant impact on NiSource’s near-term earnings outlook relates to an increase in pension expense of about $100 million, or about 24 cents per share, in 2009 due to the deterioration in global securities markets in 2008. In addition, interest expense is expected to increase over 2008 levels by approximately 12 cents per share.
Based on those and other impacts, including various regulatory and commercial initiatives and the effect of the economic slowdown on customer demand, Skaggs said NiSource anticipates that its net operating earnings (non-GAAP) will fall within a range of $1.00 to $1.10 per share for 2009. On a GAAP basis, the range for basic earnings per share from continuing operations for 2009 is likewise $1.00 to $1.10 per share. Skaggs noted that given the significant uncertainties surrounding the current economic conditions, NiSource has decided to limit its earnings outlook to 2009 at this time. The company will consider providing multi-year guidance in the future as conditions warrant.

“Although somewhat obscured by today’s financial and economic conditions and the headwinds they present for the coming year, 2008 was indeed a very strong year for NiSource,” Skaggs said. “We executed effectively against an aggressive, highly visible plan. Going forward, and understanding the challenges presented by the current economic environment, we believe that our core business agenda — infrastructure investment synched with appropriate regulatory and commercial activities — continues to be the appropriate long-term strategy for NiSource.”
Full Year 2008 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated operating earnings (non-GAAP) for the year ended Dec. 31, 2008, were $917.5 million, compared to $979.7 million in 2007. Refer to Schedule 2 for the items included in 2008 and 2007 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the twelve months ended Dec. 31, 2008 are discussed below.
Gas Distribution Operations reported operating earnings of $326.9 million compared to $345.2 million in 2007. Net revenues, excluding the impact of regulatory trackers, increased $25.7 million, primarily attributable to regulatory and service programs including impacts from rate cases at various utilities, partially offset by reduced revenues as a result of a stipulation entered into among COH and its regulatory stakeholders in late 2007. Operating expenses, excluding trackers, were $44.0 million higher than the comparable period including increases in employee and administrative costs, depreciation costs, and other taxes.
Gas Transmission and Storage Operations reported operating earnings of $376.7 million versus operating earnings of $371.8 million in 2007. The increase resulted primarily from lower operating expenses. Operating expenses decreased by $4.1 million due to lower legal reserves and insurance costs partially offset by higher employee and administrative expenses.
Net revenues were lower by $2.1 million, the result of a $9 million legal settlement that reduced net revenues in the fourth quarter of 2008. Excluding this settlement, the increase in net revenues resulted from increases in firm capacity reservation fees partly offset by lower revenues from shorter term transportation and storage services and commodity margins. The increase in firm capacity reservation fees were the result of higher Columbia Gas Transmission revenue for storage services, new Appalachian Supply interconnects, and incremental revenue from transportation agreements on both Columbia Gulf Transmission and Columbia Gas Transmission. Equity earnings increased by $2.9 million due to increased AFUDC earnings from Millennium Pipeline partially offset by increased interest expense from Hardy Storage.
Electric Operations reported operating earnings of $220.2 million for 2008, compared with $283.1 in 2007. Lower net revenues and higher operating expenses both contributed to the lower operating earnings. Net revenues decreased by $21.6 million due to lower wholesale, residential and commercial margins and non-recoverable purchased power and MISO related costs. These decreases were partially offset by incremental revenues from the new Sugar Creek plant, increased industrial margins and the impact from last year’s settlement relating to power purchased by NIPSCO which reduced operating earnings by $16.2 million during the third quarter ended Sept. 30, 2007.
Operating expenses increased by $41.3 million due to higher employee and administrative costs, electric generation and maintenance expenses, including expenses associated with the Sugar Creek facility and higher depreciation costs. The higher depreciation costs included an $8.3 million adjustment recorded by NIPSCO during the second quarter of this year.
Other Operations reported operating earnings of $1.8 million for 2008 which were flat with prior year’s results. These operating earnings results no longer include earnings associated with the WCE facility which was sold to BPAE on June 30, 2008. Earnings associated with WCE’s operations have been reclassified to discontinued operations for the current and comparable periods. Other Operations primarily include commercial and industrial gas marketing activities.

Other Items
Interest expense decreased by $27.0 million due to lower short-term interest rates and credit facility fees and the retirement late in 2007 of high-cost debt associated with the WCE facility. Other-net was income of $0.9 million compared to a loss of $6.4 million last year due to lower costs related to the sale of accounts receivable. The effective tax rate of net operating earnings for 2008 is 35.8% compared to last year’s rate of 36.3%.
Fourth Quarter 2008 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated fourth-quarter 2008 operating earnings (non-GAAP) were $297.2 million, compared to $278.5 million for the same period in 2007. Refer to Schedule 2 for the items included in 2008 and 2007 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the quarter ended Dec. 31, 2008, are discussed below.
Gas Distribution Operations reported operating earnings of $133.8 million versus operating earnings of $124.8 million in the fourth quarter of 2007. The increase in earnings resulted primarily from increased net revenues which were $13.9 million higher than the prior year excluding the impact of regulatory trackers. The increase in net revenues was due to regulatory and service programs including impacts from rate cases at Columbia Gas of Pennsylvania, Columbia Gas of Ohio and Bay State Gas. Operating expenses, excluding trackers, increased by $4.9 million due to higher employee and administrative expenses and depreciation costs partially offset by lower environmental expenses and uncollectible accounts.
Gas Transmission and Storage Operations reported operating earnings of $116.5 million versus operating earnings of $114.4 million in the fourth quarter of 2007. The increase was due to the impact of legal reserves which reduced earnings in the prior period, transportation revenues from contract buyouts, and an increase in equity earnings partially offset by lower revenues from shorter term transportation and storage services and higher employee and administrative expenses.
Electric Operations reported operating earnings of $47.9 million versus operating earnings of $46.0 million from the same quarter last year. Operating expenses decreased by $1.1 million due mostly to lower employee and administrative expenses and electric generation and maintenance expenses partially offset by higher depreciation costs and expenses associated with the Sugar Creek facility. Net revenues increased by $0.8 million compared to the same quarter last year primarily due to lower non-recoverable purchased power costs partially offset by lower wholesale and industrial margins.
Other Operations reported operating earnings of $0.8 million in the fourth quarter of 2008, compared with operating earnings of $2.0 million in the prior year period due to decreased revenues from commercial and industrial gas marketing activities.
Other Items
Interest expense decreased by $2.3 million in the fourth quarter of 2008 compared to the same period last year due to lower short-term interest rates. Other-net was a loss of $3.0 million compared to a loss of $4.6 million last year due to lower costs related to the sale of accounts receivable.
Income from Continuing Operations (GAAP)
On a GAAP basis, NiSource reported income from continuing operations for the twelve months ended Dec. 31, 2008, of $369.8 million, or 1.35 cents per share, compared with $302.9 million, or 1.10 cents per share last year. Operating income was $917.7 million for 2008 versus $916.7 million in the year-ago period.

This year’s results include a $16.7 million pre-tax gain for a sale of an equity interest in JOF Transportation Company, a $14.9 million reduction of deferred taxes as a result of tax legislation enacted in Massachusetts and a $12.7 million adjustment that decreased medical expenses due to a misclassification of medical claims during 2007.
Last year’s results include a $40.6 million pre-tax loss on early extinguishment of debt and other items which in total reduced 2007 net operating earnings by $60.6 million after-tax.
On a GAAP basis, NiSource reported income from continuing operations for the three months ended Dec. 31, 2008, of $127.0 million, or 46 cents per share, compared with $59.5 million, or 21 cents per share, in the same period a year ago. Operating income was $298.7 million for the quarter compared with $232.7 million in the year-ago period. Last year’s results include a $40.6 million pre-tax loss on early extinguishment of debt and other items which in total reduced 2007 fourth quarter net operating earnings by $51.5 million after-tax.
Refer to Schedule 1 for a complete list of the items included in 2008 and 2007 GAAP income from Continuing Operations but excluded from net operating earnings.
Discontinued Operations
In the first quarter of 2008, NiSource began accounting for the operations of Northern Utilities, Granite State Gas and Whiting Clean Energy as discontinued operations. All three businesses were disposed of during 2008. For the twelve months ended Dec. 31, 2008, NiSource recorded an after-tax loss of $108.1 million (39 cents per share) for the disposition of these operations. All results of operations for these businesses are classified as net income from discontinued operations. In addition, NiSource recorded an accrual related to the Tawney lawsuit in West Virginia which was settled during the fourth quarter of 2008.

About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. These forward-looking statements include, but are not limited to, statements concerning NiSource’s plans, objectives, expected performance, expenditures and recovery of expenditures through rates, stated on either a consolidated or segment basis, and any and all underlying assumptions and other statements that are other than statements of historical fact. From time to time, NiSource may publish or otherwise make available forward-looking statements of this nature. All such subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NiSource, are also expressly qualified by these cautionary statements. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially. Realization of NiSource’s objectives and expected performance is subject to a wide range of risks and can be adversely affected by, among other things, weather, fluctuations in supply and demand for energy commodities, growth opportunities for NiSource’s businesses, increased competition in deregulated energy markets, the success of regulatory and commercial initiatives, dealings with third parties over whom NiSource has no control, the effectiveness of NiSource’s restructured outsourcing agreement, actual operating experience of NiSource’s assets, the regulatory process, regulatory and legislative changes, changes in general economic, capital and commodity market conditions, and counterparty credit risk, many of which risks are beyond the control of NiSource. In addition, the relative contributions to profitability by each segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this report.
# # #

NiSource Inc.
Consolidated Net Operating Earnings (Non — GAAP)
(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions,except per share amounts)	2008	2007	2008	2007

Net Revenues
Gas Distribution	$1,460.6	$1,307.4	$5,163.2	$4,347.6
Gas Transportation and Storage	322.3	323.9	1,132.4	1,102.8
Electric	305.1	330.1	1,362.3	1,380.5
Other	283.6	285.7	1,213.5	1,080.2

Gross Revenues	2,371.6	2,247.1	8,871.4	7,911.1
Cost of Sales (excluding depreciation and amortization)	1,469.4	1,359.3	5,631.6	4,687.8

Total Net Revenues	902.2	887.8	3,239.8	3,223.3

Operating Expenses
Operation and maintenance	325.3	348.5	1,271.9	1,237.4
Operation and maintenance-trackers	59.7	48.4	188.0	177.1
Depreciation and amortization	142.9	135.0	567.2	540.2
Other taxes	49.4	51.1	205.0	202.4
Other taxes-trackers	33.0	27.9	102.5	95.9

Total Operating Expenses	610.3	610.9	2,334.6	2,253.0

Equity Earnings in Unconsolidated Affiliates	5.3	1.6	12.3	9.4

Operating Earnings	297.2	278.5	917.5	979.7

Other Income (Deductions)
Interest expense, net	(101.4)	(103.7)	(375.3)	(402.3)
Other, net	(3.0)	(4.6)	0.9	(6.4)

Total Other Income (Deductions)	(104.4)	(108.3)	(374.4)	(408.7)

Operating Earnings From Continuing Operations
Before Income Taxes	192.8	170.2	543.1	571.0
Income Taxes	66.8	59.2	194.6	207.5

Net Operating Earnings from Continuing Operations	126.0	111.0	348.5	363.5

GAAP Adjustment	1.0	(51.5)	21.3	(60.6)

GAAP Income from Continuing Operations	$127.0	$59.5	$369.8	$302.9

Basic Net Operating Earnings Per Share from Continuing Operations	0.46	0.41	1.27	1.33

GAAP Basic Earnings Per Share from Continuing Operations	0.46	0.21	1.35	1.10

Basic Average Common Shares Outstanding (millions)	274.0	273.9	274.0	273.8

NiSource Inc.
Segment Operating Earnings (Non-GAAP)
Gas Distribution Operations

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions)	2008	2007	2008	2007

Net Revenues
Sales Revenues	$1,625.8	$1,454.8	$5,725.6	$4,880.9
Less: Cost of gas sold	1,166.8	1,022.7	4,196.1	3,390.2

Net Revenues	459.0	432.1	1,529.5	1,490.7

Operating Expenses
Operation and maintenance	169.3	166.6	656.3	620.8
Operation and maintenance — trackers	44.6	36.7	135.8	129.3
Depreciation and amortization	57.5	56.0	228.7	224.2
Other taxes	20.8	20.1	79.3	75.3
Other taxes — trackers	33.0	27.9	102.5	95.9

Total Operating Expenses	325.2	307.3	1,202.6	1,145.5

Operating Earnings	$133.8	$124.8	$326.9	$345.2

GAAP Adjustment	12.7	(26.2)	8.0	(20.2)

GAAP Operating Income	$146.5	$98.6	$334.9	$325.0

Gas Transmission and Storage Operations

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions)	2008	2007	2008	2007

Net Revenues
Transportation revenues	$191.0	$203.5	$682.4	$683.9
Storage revenues	44.2	44.6	178.9	179.4
Other revenues	1.4	1.2	3.9	4.4

Total Operating Revenues	236.6	249.3	865.2	867.7
Less: Cost of gas sold	(0.1)	0.3	(0.1)	0.3

Net Revenues	236.7	249.0	865.3	867.4

Operating Expenses
Operation and maintenance	68.2	83.2	280.3	291.3
Operation and maintenance — trackers	13.8	10.7	46.5	42.1
Depreciation and amortization	29.8	28.9	117.6	116.3
Other taxes	13.7	13.4	56.5	55.3

Total Operating Expenses	125.5	136.2	500.9	505.0

Equity Earnings in Unconsolidated Affiliates	5.3	1.6	12.3	9.4

Operating Earnings	$116.5	$114.4	$376.7	$371.8

GAAP Adjustment	(11.8)	(1.8)	(7.0)	(9.8)

GAAP Operating Income	$104.7	$112.6	$369.7	$362.0

NiSource Inc.
Segment Operating Earnings (Non-GAAP) (continued)
Electric Operations

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions)	2008	2007	2008	2007

Net Revenues
Sales Revenues	$306.7	$330.7	$1,368.0	$1,384.3
Less: Cost of sales	107.3	132.1	556.8	551.5

Net Revenues	199.4	198.6	811.2	832.8

Operating Expenses
Operation and maintenance	85.8	88.7	319.0	291.4
Operation and maintenance — trackers	1.3	1.0	5.7	5.7
Depreciation and amortization	52.1	48.1	209.6	191.9
Other taxes	12.3	14.8	56.7	60.7

Total Operating Expenses	151.5	152.6	591.0	549.7

Operating Earnings	$47.9	$46.0	$220.2	$283.1

GAAP Adjustment	0.8	(7.7)	(1.0)	(21.6)

GAAP Operating Income	$48.7	$38.3	$219.2	$261.5

Other Operations

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions)	2008	2007	2008	2007

Net Revenues
Products and services revenue	$271.7	$275.0	$1,173.9	$1,050.3
Less: Cost of products sold	265.3	267.3	1,144.3	1,020.9

Net Revenues	6.4	7.7	29.6	29.4

Operating Expenses
Operation and maintenance	3.8	3.8	19.9	20.4
Depreciation and amortization	0.6	0.7	2.6	2.7
Other taxes	1.2	1.2	5.3	4.5

Total Operating Expenses	5.6	5.7	27.8	27.6

Operating Earnings	$0.8	$2.0	$1.8	$1.8

GAAP Adjustment	(0.1)	(0.1)	0.4	(1.1)

GAAP Operating Income	$0.7	$1.9	$2.2	$0.7

Corporate

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions)	2008	2007	2008	2007

Operating Loss	$(1.8)	$(8.7)	$(8.1)	$(22.2)

GAAP Adjustment	(0.1)	(10.0)	(0.2)	(10.3)

GAAP Operating Loss	$(1.9)	$(18.7)	$(8.3)	$(32.5)

NiSource Inc.
Segment Volumes and Statistical Data
Gas Distribution Operations

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Sales and Transportation (MMDth)
Residential	91.6	82.5	278.0	272.0
Commercial	53.0	47.4	174.2	169.4
Industrial	88.4	100.2	373.2	376.4
Off System	19.8	22.7	96.8	88.1
Other	0.2	0.8	1.0	1.4

Total	253.0	253.6	923.2	907.3

Weather Adjustment	(9.8)	7.7	(7.6)	2.5

Sales and Transportation Volumes — Excluding Weather	243.2	261.3	915.6	909.8

Heating Degree Days	1,923	1,653	5,071	4,811
Normal Heating Degree Days	1,776	1,776	4,976	4,948
% Colder (Warmer) than Normal	8%	(7%)	2%	(3%)

Customers
Residential			3,037,504	3,041,634
Commercial			280,195	279,468
Industrial			8,003	8,061
Other			76	71

Total			3,325,778	3,329,234

Gas Transmission and Storage Operations

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Throughput (MMDth)
Columbia Transmission
Market Area	325.7	287.9	1,096.4	1,030.0
Columbia Gulf
Mainline	173.0	161.5	655.3	651.3
Short-haul	58.1	69.8	270.9	229.4
Columbia Pipeline Deep Water	—	0.5	0.9	2.6
Crossroads Gas Pipeline	8.8	9.3	36.3	36.9
Intrasegment eliminations	(140.0)	(139.8)	(538.0)	(559.7)

Total	425.6	389.2	1,521.8	1,390.5

NiSource Inc.
Segment Volumes and Statistical Data (continued)
Electric Operations

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Sales (Gigawatt Hours)
Residential	813.3	775.4	3,345.9	3,543.6
Commercial	936.1	732.0	3,915.8	3,775.0
Industrial	2,011.4	2,360.5	9,305.4	9,443.7
Wholesale	186.4	126.9	737.2	909.1
Other	36.1	38.3	138.2	141.7

Total	3,983.3	4,033.1	17,442.5	17,813.1

Weather Adjustment	(16.1)	(43.9)	81.8	(111.2)

Sales Volumes — Excluding Weather impacts	3,967.2	3,989.2	17,524.3	17,701.9

Cooling Degree Days			705	919
Normal Cooling Degree Days			808	812
% Warmer (Colder) than Normal			(13%)	13%

Electric Customers
Residential			400,640	400,991
Commercial			53,438	52,815
Industrial			2,484	2,509
Wholesale			9	6
Other			754	755

Total			457,325	457,076

Schedule 1 — Reconciliation of Net Operating Earnings to GAAP

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions,except per share amounts)	2008	2007	2008	2007

Net Operating Earnings from Continuing Operations	$126.0	$111.0	$348.5	$363.5

Items excluded from operating earnings:
Net Revenues:
Weather — compared to normal	13.9	(6.9)	2.8	6.5
Purchased power settlement				(17.3)
Unbilled revenue and other changes		(25.5)		(25.5)

Operating Expenses:
Transition charges (IBM Agreement)	(2.1)	(10.6)	(7.7)	(14.2)
Medical expense adjustment out of period			12.7
Gain/loss on sale of assets and asset impairments	(10.3)	(2.8)	(7.6)	(12.5)

Total items excluded from operating earnings	1.5	(45.8)	0.2	(63.0)

Other income — Gain on sale of JOF			16.7
Interest Expense — Reserve for Interest Rate Swaps	0.7		(4.8)
Income Taxes — Massachusetts Tax Law Change	1.4		14.9
Loss on early extinguishment of debt		(40.6)		(40.6)

Tax effect of above items and other income tax adjustments	(2.6)	34.9	(5.7)	43.0

Total items excluded from net operating earnings	1.0	(51.5)	21.3	(60.6)

Reported Income from Continuing Operations — GAAP	$127.0	$59.5	$369.8	$302.9

Basic Average Common Shares Outstanding (millions)	274.0	273.9	274.0	273.8

Basic Net Operating Earnings Per Share from Continuing Operations ($)	0.46	0.41	1.27	1.33

Items excluded from net operating earnings (after-tax)	—	(0.20)	0.08	(0.23)

GAAP Basic Earnings Per Share from Continuing Operations	0.46	0.21	1.35	1.10

NiSource Inc.
Schedule 2 — Quarterly Adjustments by Segment from Operating Earnings to GAAP
For Quarter ended December 31,

2008 (in millions)
		Gas Transmission
	Gas Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	133.8	116.5	47.9	0.8	(1.8)	$297.2

Net Revenues:
Weather (compared to normal)	12.8		1.1			$13.9

Total Impact — Net Revenues	12.8	—	1.1	—	—	13.9

Operating Expenses:
Transition charges (IBM Agreement)	(1.3)	(0.4)	(0.4)			(2.1)
Gain/loss on sale of assets and asset impairments	1.2	(11.4)	0.1	(0.1)	(0.1)	(10.3)

Total Impact — Operating Expenses	(0.1)	(11.8)	(0.3)	(0.1)	(0.1)	(12.4)

Total Impact — Operating Income (Loss)	12.7	(11.8)	0.8	(0.1)	(0.1)	1.5

Operating Income (Loss) — GAAP	$146.5	$104.7	$48.7	$0.7	$(1.9)	$298.7

2007 (in millions)
		Gas Transmission
	Gas Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	124.8	114.4	46.0	2.0	(8.7)	$278.5

Net Revenues:
Weather (compared to normal)	(9.9)		3.0			$(6.9)
Unbilled revenue and other changes	(14.6)		(10.9)			(25.5)

Total Impact — Net Revenues	(24.5)	—	(7.9)	—	—	(32.4)

Operating Expenses:
Transition charges (IBM Agreement)	(0.2)	(0.3)	(0.3)		(9.8)	(10.6)
Gain/loss on sale of assets and asset impairments	(1.5)	(1.5)	0.5	(0.1)	(0.2)	(2.8)

Total Impact — Operating Expenses	(1.7)	(1.8)	0.2	(0.1)	(10.0)	(13.4)

Total Impact — Operating Income (Loss)	(26.2)	(1.8)	(7.7)	(0.1)	(10.0)	(45.8)

Operating Income (Loss) — GAAP	$98.6	$112.6	$38.3	$1.9	$(18.7)	$232.7

NiSource Inc.
Schedule 2 — Year to Date Adjustments by Segment from Operating Earnings to GAAP
For Twelve Months ended December 31,

2008 (in millions)
		Gas
		Transmission
	Gas Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	326.9	376.7	220.2	1.8	(8.1)	$917.5

Net Revenues:
Weather (compared to normal)	8.1		(5.3)			$2.8

Total Impact — Net Revenues	8.1	—	(5.3)	—	—	2.8

Operating Expenses:
Transition charges (IBM Agreement)	(4.7)	(1.5)	(1.2)	(0.1)	(0.2)	(7.7)
Medical Expense adjustment — out of period	4.4	2.5	5.5	0.1	0.2	12.7
Gain/loss on sale of assets and asset impairments	0.2	(8.0)		0.4	(0.2)	(7.6)

Total Impact — Operating Expenses	(0.1)	(7.0)	4.3	0.4	(0.2)	(2.6)

Total Impact — Operating Income (Loss)	8.0	(7.0)	(1.0)	0.4	(0.2)	0.2

Operating Income (Loss) — GAAP	$334.9	$369.7	$219.2	$2.2	$(8.3)	$917.7

2007 (in millions)
		Gas
		Transmission
	Gas Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	345.2	371.8	283.1	1.8	(22.2)	$979.7

Net Revenues:
Weather (compared to normal)	(0.5)		7.0			$6.5
Purchased power settlement			(17.3)			(17.3)
Unbilled revenue and other changes	(14.6)		(10.9)			(25.5)

Total Impact — Net Revenues	(15.1)	—	(21.2)	—	—	(36.3)

Operating Expenses:
Transition charges (IBM Agreement)	(2.2)	(1.2)	(0.8)	(0.1)	(9.9)	(14.2)
Gain/loss on sale of assets and asset impairments	(2.9)	(8.6)	0.4	(1.0)	(0.4)	(12.5)

Total Impact — Operating Expenses	(5.1)	(9.8)	(0.4)	(1.1)	(10.3)	(26.7)

Total Impact — Operating Income (Loss)	(20.2)	(9.8)	(21.6)	(1.1)	(10.3)	(63.0)

Operating Income (Loss) — GAAP	$325.0	$362.0	$261.5	$0.7	$(32.5)	$916.7

NiSource Inc.
Consolidated Income Statement (GAAP)
(unaudited)

	Three Months		Twelve
	Ended December 31,		Ended December 31,
(in millions, except per share amounts)	2008	2007	2008	2007
Net Revenues
Gas Distribution	$1,473.4	$1,282.9	$5,171.3	$4,332.5
Gas Transportation and Storage	322.3	323.9	1,132.4	1,102.8
Electric	306.2	322.2	1,357.0	1,359.3
Other	283.6	285.7	1,213.5	1,080.2

Gross Revenues	2,385.5	2,214.7	8,874.2	7,874.8
Cost of Sales (excluding depreciation and amortization)	1,469.4	1,359.3	5,631.6	4,687.8

Total Net Revenues	916.1	855.4	3,242.6	3,187.0

Operating Expenses
Operation and maintenance	387.0	409.3	1,454.9	1,430.4
Depreciation and amortization	142.9	135.0	567.2	540.2
Impairment and gain/loss on sale of assets	10.4	1.0	7.6	10.8
Other taxes	82.4	79.0	307.5	298.3

Total Operating Expenses	622.7	624.3	2,337.2	2,279.7

Equity Earnings in Unconsolidated Affiliates	5.3	1.6	12.3	9.4

Operating Income	298.7	232.7	917.7	916.7

Other Income (Deductions)
Interest expense, net	(100.7)	(103.7)	(380.1)	(402.3)
Other, net	(3.0)	(4.6)	17.6	(6.4)
Loss early extinguishment of long-term debt	—	(40.6)	—	(40.6)

Total Other Income (Deductions)	(103.7)	(148.9)	(362.5)	(449.3)

Income From Continuing Operations Before Income Taxes	195.0	83.8	555.2	467.4
Income Taxes	68.0	24.3	185.4	164.5

Income From Continuing Operations	127.0	59.5	369.8	302.9

Income (Loss) from Discontinued Operations — net of taxes	50.6	6.1	(170.9)	10.2
Gain (Loss) on Disposition of Discontinued Operations — net of taxes	(15.6)	1.4	(119.9)	8.3

Net Income	$162.0	$67.0	$79.0	$321.4

Basic Earnings (Loss) Per Share ($)
Continuing operations	$0.46	$0.21	$1.35	$1.10
Discontinued operations	$0.13	0.03	(1.06)	0.07

Basic Earnings Per Share	$0.59	$0.24	$0.29	$1.17

Diluted Earnings (Loss) Per Share ($)
Continuing operations	$0.46	$0.21	$1.34	$1.10
Discontinued operations	0.13	0.03	(1.05)	0.07

Diluted Earnings Per Share	$0.59	$0.24	$0.29	$1.17

Dividends Declared Per Common Share ($)	$0.23	$0.23	$0.92	$0.92

Basic Average Common Shares Outstanding (millions)	274.0	273.9	274.0	273.8
Diluted Average Common Shares (millions)	275.5	274.7	275.4	274.7

NiSource Inc.
Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
(in millions)	2008	2007

ASSETS
Property, Plant and Equipment
Utility Plant	$18,356.8	$17,295.6
Accumulated depreciation and amortization	(8,080.8)	(7,787.0)

Net utility plant	10,276.0	9,508.6

Other property, at cost, less accumulated depreciation	112.1	67.0

Net Property, Plant and Equipment	10,388.1	9,575.6

Investments and Other Assets
Assets of discontinued operations and assets held for sale	45.8	593.5
Unconsolidated affiliates	86.8	72.7
Other investments	117.9	117.2

Total Investments and Other Assets	250.5	783.4

Current Assets
Cash and cash equivalents	20.6	34.6
Restricted cash	286.6	57.7
Accounts receivable (less reserve of $45.3 and $37.0, respectively)	1,142.5	900.3
Gas inventory	511.8	452.2
Underrecovered gas and fuel costs	180.2	158.3
Materials and supplies, at average cost	95.1	78.1
Electric production fuel, at average cost	63.8	58.1
Price risk management assets	150.4	102.2
Exchange gas receivable	393.8	210.5
Regulatory assets	314.9	215.4
Assets of discontinued operations and assets held for sale	2.0	85.9
Prepayments and other	249.1	107.1

Total Current Assets	3,410.8	2,460.4

Other Assets
Price risk management assets	200.7	25.2
Regulatory assets	1,640.4	867.5
Goodwill	3,677.3	3,677.3
Intangible assets	330.6	341.6
Postretirement and postemployment benefits assets	10.3	157.8
Deferred charges and other	123.5	121.5

Total Other Assets	5,982.8	5,190.9

Total Assets	$20,032.2	$18,010.3

NiSource Inc.
Consolidated Balance Sheets (continued)
(unaudited)

	December 31,	December 31,
(in millions, except share amounts)	2008	2007

CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock — $0.01 par value, 400,000,000 shares authorized; 274,261,799 and 274,176,752 shares issued and outstanding, respectively	$2.7	$2.7
Additional paid-in capital	4,020.3	4,011.0
Retained earnings	901.1	1,074.5
Accumulated other comprehensive income (loss)	(172.0)	11.7
Treasury stock	(23.3)	(23.3)

Total Common Stockholders’ Equity	4,728.8	5,076.6
Long-term debt, excluding amounts due within one year	5,943.9	5,594.4

Total Capitalization	10,672.7	10,671.0

Current Liabilities
Current portion of long-term debt	469.3	33.9
Short-term borrowings	1,163.5	1,061.0
Accounts payable	693.3	713.0
Customer deposits	127.3	112.8
Taxes accrued	206.5	188.4
Interest accrued	120.1	99.3
Overrecovered gas and fuel costs	35.9	10.4
Price risk management liabilities	286.5	79.9
Exchange gas payable	555.5	441.6
Deferred revenue	14.7	38.7
Regulatory liabilities	40.4	87.8
Accrued liability for postretirement and postemployment benefits	6.4	4.8
Liabilities of discontinued operations and liabilities held for sale	1.5	20.6
Legal and environmental reserves	375.1	112.3
Other accruals	487.4	393.6

Total Current Liabilities	4,583.4	3,398.1

Other Liabilities and Deferred Credits
Price risk management liabilities	188.5	1.7
Deferred income taxes	1,549.8	1,466.2
Deferred investment tax credits	46.1	53.4
Deferred credits	76.7	81.3
Deferred revenue	6.2	0.2
Accrued liability for postretirement and postemployment benefits	1,238.5	547.8
Liabilities of discontinued operations and liabilities held for sale	4.4	141.3
Regulatory liabilities and other removal costs	1,386.1	1,337.7
Asset retirement obligations	126.0	128.2
Other noncurrent liabilities	153.8	183.4

Total Other Liabilities and Deferred Credits	4,776.1	3,941.2

Commitments and Contingencies	—	—

Total Capitalization and Liabilities	$20,032.2	$18,010.3

NiSource Inc.
Statements of Consolidated Cash Flow
(unaudited)

Twelve Months Ended December 31, (in millions)	2008	2007
Operating Activities
Net income	$79.0	$321.4
Adjustments to reconcile net income to net cash from continuing operations:
Loss on early extinguishment of long-term debt	—	40.6
Depreciation and amortization	567.2	540.2
Net changes in price risk management assets and liabilities	25.7	0.8
Deferred income taxes and investment tax credits	132.1	5.4
Deferred revenue	(24.0)	(38.8)
Stock compensation expense	9.5	4.4
Loss (gain) on sale of assets	4.3	(0.3)
Loss on impairment of assets	3.4	11.1
Income from unconsolidated affiliates	(25.3)	(14.1)
Loss (gain) on disposition of discontinued operations	119.9	(8.3)
Loss (income) from discontinued operations	170.9	(10.2)
Amortization of discount/premium on debt	7.7	7.3
AFUDC Equity	(5.4)	(3.6)
Changes in assets and liabilities:
Accounts receivable	(206.4)	17.9
Inventories	(82.4)	98.1
Accounts payable	(27.4)	(60.2)
Customer deposits	14.5	5.8
Taxes accrued	(84.0)	(11.3)
Interest accrued	20.8	(2.6)
(Under) Overrecovered gas and fuel costs	3.6	(118.1)
Exchange gas receivable/payable	(77.7)	31.2
Other accruals	45.7	(14.6)
Prepayments and other current assets	(27.6)	5.9
Regulatory assets/liabilities	(117.8)	60.2
Postretirement and postemployment benefits	7.1	(97.7)
Deferred credits	36.3	(0.7)
Deferred charges and other noncurrent assets	38.7	(22.3)
Other noncurrent liabilities	(42.4)	(8.5)

Net Operating Activities from Continuing Operations	566.0	739.0
Net Operating Activities from or (used for) Discontinued Operations	(2.2)	18.2

Net Cash Flows from Operating Activities	563.8	757.2

Investing Activities
Capital expenditures	(969.9)	(786.4)
Sugar Creek purchase	(329.7)	—
Insurance recoveries	50.3	17.4
Proceeds from disposition of assets	47.8	4.2
Restricted cash	(228.8)	80.6
Other investing activities	(59.4)	19.6

Net Investing Activities used for Continuing Operations	(1,489.7)	(664.6)
Net Investing Activities from or (used for) Discontinued Operations	396.9	(16.8)

Net Cash Flows used for Investing Activities	(1,092.8)	(681.4)

Financing Activities
Issuance of long-term debt	959.3	803.6
Retirement of long-term debt	(40.6)	(457.9)
Repurchase of long-term debt	(254.0)	—
Premiums and other costs to retire debt	—	(40.6)
Change in short-term debt	102.5	(132.0)
Issuance of common stock	1.3	8.2
Acquisition of treasury stock	—	(2.1)
Dividends paid — common stock	(252.4)	(252.1)

Net Cash Flows from (used for) Financing Activities	516.1	(72.9)

(Decrease) increase in cash and cash equivalents from continuing operations	(407.6)	2.9
Cash inflows from or (contributions to) discontinued operations	393.6	(1.1)
Cash and cash equivalents at beginning of year	34.6	32.8

Cash and cash equivalents at end of period	$20.6	$34.6

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$375.8	$414.6
Interest capitalized	23.5	17.0
Cash paid for income taxes	60.6	185.2